Prospect Capital Corporation
Up to 5,882,351 Shares of its Outstanding
5.35% Series A Fixed Rate Cumulative Perpetual Preferred Stock
(CUSIP No. 74348T 565)

The Tender Offer (as defined herein) will expire at 5:00 p.m., New York City time, on November 29, 2023, or any other date and time to which the Company (as defined herein) extends the Tender Offer (such date and time, as it may be extended, the “Expiration Date”), unless earlier terminated, in the Company’s sole discretion. You must validly tender your Shares (as defined herein) at or prior to the Expiration Date to be eligible to receive the Purchase Price (as defined herein) for such Shares. The Purchase Price will be payable in cash. Tendered Shares may be validly withdrawn from the Tender Offer at or prior to 5:00 p.m., New York City time, on November 29, 2023, unless extended or earlier terminated by the Company. The Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth under the heading “The Tender Offer–Conditions to the Tender Offer.”
Upon the terms and subject to the conditions described in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), Prospect Capital Corporation, a Maryland corporation (the “Company,” “we,” “us,” or “our”), hereby offers to purchase up to 5,882,351 shares of its outstanding 5.35% Series A Fixed Rate Cumulative Perpetual Preferred Stock (individually, a "Share", and if two or more, the “Shares”). The Company refers to the offer to purchase the Shares as the “Tender Offer.” The Tender Offer is open to all registered holders (individually, a “Holder” and, collectively, the “Holders”) of the Shares. Holders of Shares validly tendered (and not validly withdrawn) prior to the Expiration Date and accepted for purchase pursuant to the Tender Offer will receive the purchase price set forth in the table below, plus accrued dividends, if any. The Tender Offer may, subject to applicable law, be amended, extended, terminated or withdrawn.

Title of Security	CUSIP / ISIN Nos.	Outstanding Number of Shares	Aggregate Number of Shares Sought	Purchase Price Per Share(1)	Hypothetical Accrued Dividends(2)(3)	Hypothetical Total Consideration(2)(3)
5.35% Series A Fixed Rate Cumulative Perpetual Preferred Stock	74348T 565 / US74348T5653	5,882,351	5,882,351	$15.877396	$0.122604	$16.00
(1) The term “Purchase Price” means the applicable price set forth in the “Purchase Price per Share” column in the table above.
(2) In addition to the Purchase Price, Holders of Shares that are validly tendered and purchased in the Tender Offer will receive accrued dividends, if any, up to, but not including, the Settlement Date (as defined herein).
(3) If, as scheduled, the Settlement Date occurs on December 4, 2023, then the total consideration payable for Shares that are validly tendered and purchased in the Tender Offer (such amount, the “Total Consideration”) will equal the applicable “Purchase Price per Share” for such Shares as set forth in the table above, plus, if applicable, the Hypothetical Accrued Dividends for such Shares as set forth in the table above, subject to the Board of Directors of the Company declaring the next dividend on the Shares.
The Tender Offer is subject to the satisfaction or waiver, in the Company’s sole discretion, of certain conditions as described herein. See “The Tender Offer–Conditions to the Tender Offer.” The Tender Offer is not conditioned upon a minimum number of Shares being tendered. The purpose of the Tender Offer is to reduce the number of outstanding Shares. This Offer to Purchase contains important information that should be read before any decision is made with respect to the Tender Offer. In particular, see “Certain Considerations” beginning on page 24 for a discussion of certain factors you should consider in connection with the Tender Offer.
Any questions or requests for assistance in connection with the Tender Offer may be directed to D.F. King & Co., Inc. (the “Information and Tender Agent”) at the telephone numbers and e-mail addresses provided on the back cover page of this Offer to Purchase. Beneficial owners may contact their broker, dealer, commercial bank, trust company, custodian or other nominee for assistance regarding the Tender Offer.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS OR THE INFORMATION AND TENDER AGENT, OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY SHARES IN RESPONSE TO THE TENDER OFFER. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFER AND, IF SO, THE NUMBER OF SHARES TO TENDER.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY U.S. STATE SECURITIES COMMISSION NOR ANY REGULATORY AUTHORITY OF ANY OTHER COUNTRY HAS APPROVED OR DISAPPROVED OF THE TENDER OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Offer to Purchase dated October 30, 2023

The Tender Offer commenced on October 30, 2023 and will expire on the Expiration Date, unless the Tender Offer is earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Date. If your Shares are held by a broker, dealer, commercial bank, trust company, custodian or other nominee (each, a “Nominee”), such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Shares to determine its deadline. The Tender Offer is open to all registered Holders of the Shares.
The Company will purchase any Shares that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Date (the date of such acceptance and purchase, the “Settlement Date”). The Settlement Date is expected to occur within three business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company at or prior to the Expiration Date.
Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend the Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all of the conditions to the Tender Offer; (3) delay the acceptance for purchase of any Shares or delay the purchase of any Shares; or (4) otherwise modify or terminate the Tender Offer. In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Shares, without regard to whether such Holders have validly tendered their Shares (in which case, such tendered Shares will be promptly returned to Holders). The Company will publicly announce any extension, termination or amendment in the manner described under “The Tender Offer–Announcements.” There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offer. See “The Tender Offer–Expiration Date; Extension; Termination and Amendment.”
Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, any Shares validly tendered pursuant to the Tender Offer, is conditioned upon satisfaction or waiver of the General Conditions (as defined herein). The Company expects to use borrowings under its existing revolving credit facility (the “Credit Facility,” which is described in more detail in “Source of Funds”), together with other available sources of cash, that is sufficient to pay (i) the Purchase Price in respect of the Shares subject to the Tender Offer (regardless of the actual number of Shares tendered) and (ii) estimated fees and expenses relating to the Tender Offer. The conditions to the Tender Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, regardless of whether any other condition of the Tender Offer is also waived. If the Tender Offer is terminated at any time, the Shares validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum number of Shares being tendered. See “The Tender Offer–Conditions to the Tender Offer.”
Withdrawal rights with respect to the Shares will terminate on the Expiration Date (such date and time, as it may be extended, the “Withdrawal Deadline”). Thereafter, tenders are irrevocable except that Shares not yet accepted for purchase may be withdrawn at any time after December 27, 2023 (40 business days from the commencement of the Tender Offer). For the withdrawal of tendered Shares to be valid, such withdrawal must comply with the procedures set forth in “The Tender Offer–Withdrawal of Tenders.”
In the event that the Company modifies the Purchase Price or the number of Shares sought in the Tender Offer and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date.
See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offer.
A decision to participate or not participate in the Tender Offer will involve certain risks. Holders should carefully consider all of the information in this Offer to Purchase and, in particular, the risk factors described in “Certain Considerations” below.
i

IMPORTANT INFORMATION
The Shares are represented by one or more global certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”), and held in book-entry form through DTC. DTC is the only registered holder of the Shares. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.
A beneficial owner whose Shares are held by a Nominee and who desires to tender such Shares in the Tender Offer must contact its Nominee and instruct such Nominee to tender its Shares on such beneficial owner’s behalf. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their Nominee as soon as possible in order to determine the time by which such owner must take action in order to so participate. See “The Tender Offer–Procedure for Tendering Shares.”
DTC has authorized DTC participants that hold Shares on behalf of beneficial owners of Shares through DTC to tender their Shares as if they were Holders. To properly tender Shares, the Information and Tender Agent must receive, at or prior to the Expiration Date:
i.a timely confirmation of book-entry transfer of such Shares according to the procedure for book-entry transfer described in this Offer to Purchase; and
ii.an Agent’s Message (as defined herein) through the automated tender offer program (“ATOP” ) of DTC.
There are no guaranteed delivery procedures provided for by the Company in order to tender Shares in the Tender Offer and there is no letter of transmittal for the Tender Offer. For more information regarding the procedures for tendering your Shares, see “The Tender Offer–Procedure for Tendering Shares.”
You should read this Offer to Purchase, including the documents incorporated by reference herein, carefully before making a decision to tender your Shares.

THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
Neither the delivery of this Offer to Purchase and any related documents nor any purchase of Shares by the Company will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information (or, in the case of a document incorporated by reference, the date of such document incorporated by reference).
No other person has been authorized to give any information or to make any representations with respect to the Tender Offer other than the information and representations contained or incorporated by reference in this Offer to Purchase, and, if given or made, such information or representations must not be relied upon as having been authorized.
From time to time after completion of the Tender Offer, the Company and/or its affiliates may purchase additional Shares through additional tender offers, exchange offers, open market repurchases, privately negotiated transactions or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Shares than the terms of the Tender Offer, and such differences may be material. Any future purchases or exchanges by the Company and/or its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and/or its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither the Company nor its affiliates may purchase any Shares other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer. See “The Tender Offer–The Shares.”
In this Offer to Purchase, the Company has used the convention of referring to all Shares that have been validly tendered and not validly withdrawn as having been “validly tendered.” Any Shares validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.
If you do not wish to tender your Shares, you need not take any action.

SUMMARY TERM SHEET
The following summary highlights selected information from this Offer to Purchase and is provided solely for the convenience of Holders of the Shares. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Offer to Purchase. Holders are urged to read this Offer to Purchase in its entirety, including all documents incorporated by reference, before making a decision to tender Shares.

SECURITIES SOUGHT:	Up to 100% of the outstanding Shares of 5.35% Series A Fixed Rate Cumulative Perpetual Preferred Stock of Prospect Capital Corporation
PURCHASE PRICE PER SHARE:(1)	$15.877396, or 109.95% of the closing market price per Share on October 27, 2023 (63.51% of the liquidation preference of $25.00 per Share) in cash, plus accrued dividends, if any, up to, but not including, the Settlement Date, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer.
HYPOTHETICAL ACCRUED DIVIDENDS:(2)(3)	$0.122604
HYPOTHETICAL TOTAL CONSIDERATION:(2)(3)	$16.00
SCHEDULED EXPIRATION DATE:	November 29, 2023 at 5:00 p.m.
PURCHASER:	Prospect Capital Corporation
(1) The term Purchase Price means the applicable price set forth in the “Purchase Price per Share” row in the table above.

(2) In addition to the Purchase Price, Holders of Shares that are validly tendered and purchased in the Tender Offer will receive accrued dividends, if any, up to, but not including, the Settlement Date.

(3) If, as scheduled, the Settlement Date occurs on December 4, 2023, then the Total Consideration payable for Shares that are validly tendered and purchased pursuant to the Tender Offer will equal the applicable “Purchase Price per Share” for such Shares as set forth in the table above, plus, if applicable, the Hypothetical Accrued Dividends for such Shares as set forth in the table above, subject to the Board of Directors of the Company declaring the next dividend on the Shares.
Who is offering to purchase the Shares?
This is an issuer tender offer. Prospect Capital Corporation, a Maryland corporation, is offering to purchase the Shares. See “The Company.”
What securities are being sought in the Tender Offer?
We are offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase, up to all outstanding 5,882,351 Shares for cash in an amount equal to $15.877396 per Share, or 109.95% of the closing market price per Share on October 27, 2023 (63.51% of the liquidation preference of the Share), plus accrued dividends, if any.

When considering whether to tender Shares, you should be aware that the payment received pursuant to the Offer will be less than the liquidation preference of the Shares. Under the Company’s Articles Supplementary, dated July 19, 2021, to the Articles of Amendment and Restatement of Prospect Capital Corporation (the “Articles Supplementary”), holders of the Shares may receive the full liquidation preference of the Shares in certain limited circumstances—i.e., in the event of the liquidation of the Company. Under current market conditions, the Company believes the likelihood of the Company liquidating or being required to redeem Shares under the terms of its Articles Supplementary is remote.
Why is the Company making the Tender Offer?
The purpose of the Tender Offer is to reduce the number of outstanding Shares. All of the Shares validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.
Will I receive dividends on my Shares purchased pursuant to the Tender Offer?

Yes. Holders will receive accrued dividends, if any, from the last dividend payment up to, but not including, the Settlement Date in respect of the Shares that are accepted for purchase.
How will the Company fund the purchase of the Shares?
We expect to use borrowings under our Credit Facility (as defined herein) and cash on hand to finance our payment of the Purchase Price and accrued dividends, if any, for all Shares validly tendered in the Tender Offer and accepted for purchase by us.
As of October 27, 2023, approximately $672.6 million was available for borrowing under the Credit Facility net of outstanding borrowings.
What is the purchase price for the Shares?
$15.877396, or 109.95% of the closing market price per Share on October 27, 2023 (63.51% of the liquidation preference of $25.00 per Share) in cash, plus accrued dividends, if any, up to, but not including, the Settlement Date, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer.
Will all of the Shares that I validly tender in the Tender Offer, and do not validly withdraw, be purchased?
Yes, subject to being accepted for purchase and the terms and conditions of the Tender Offer.
Will I be charged any brokerage commissions if I decide to tender my Shares?

No brokerage commissions, broker or other fees are payable by Holders to us or the Information and Tender Agent. If your Shares are held through a broker or other Nominee who tenders the Shares on your behalf, such Nominee may charge you a commission for doing so. You should consult with your broker or other Nominee to determine whether any charges will apply. See “The Tender Offer–Payment for Shares."
May I tender only a portion of the Shares that I own?
Yes. You do not have to tender all of the Shares that you own in order to participate in the Tender Offer.
What number of Shares is being sought in the Tender Offer?
5,882,351.
Will the Company purchase additional Shares after the Expiration Date of the Tender Offer?
From time to time after completion of the Tender Offer, we and/or our affiliates may purchase additional Shares through additional tender offers, exchange offers, open market repurchases, privately negotiated transactions or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Shares than the terms of the Tender Offer, and such differences may be material. Any future purchases or exchanges by us and/or our affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we and/or our affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Shares other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.
When does the Tender Offer expire?
The Tender Offer will expire at 5:00 p.m., New York City time, on November 29, 2023, unless the Tender Offer is extended or earlier terminated by us. If a Nominee holds your Shares, such Nominee may have an earlier deadline for accepting tenders. You should promptly contact such Nominee that holds your Shares to determine its deadline.
If we are required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offer, an amendment or termination of the Tender Offer, acceptance of the Shares for purchase, or otherwise, we will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, we may choose to issue an announcement of this type in any reasonable manner, but we will have no obligation to do so other than by issuing a press release or a notice sent via DTC.
Under what circumstances can the Tender Offer be extended, amended or terminated?
Subject to applicable law, we may extend the Tender Offer, at any time or from time to time, for any reason, in our sole discretion. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Tender Offer in any respect prior to the Expiration Date. If the Tender Offer is terminated, no Shares will be accepted for purchase and any Shares that have been tendered will be returned to the Holders promptly after the termination. For more information regarding our right to extend, amend or terminate the Tender Offer, see “The Tender Offer—Expiration Date; Extension; Termination and Amendment.”
When will I receive payment for my validly tendered Shares?
The Settlement Date is expected to occur within three business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by us at or prior to the Expiration Date.
Upon satisfaction or waiver by us of the conditions to the Tender Offer, we will (1) accept for purchase Shares validly tendered, and (2) promptly pay the Purchase Price for all Shares accepted for purchase by us. Payment of the Purchase Price will be made with respect to Shares accepted for purchase on the Settlement Date.
What will happen to Shares the Company purchases in the Tender Offer?
All of the Shares purchased in the Tender Offer will be retired and canceled.
What are the significant conditions to the Tender Offer?
Notwithstanding any other provision of the Tender Offer, our obligation to accept for purchase, and to pay for, any Shares validly tendered pursuant to the Tender Offer, is conditioned upon satisfaction or waiver of the General Conditions. The conditions to the Tender Offer are for our sole benefit and may be asserted by us in our sole discretion and may be waived by us in whole or in part, at any time and from time to time, in our sole discretion, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If the Tender Offer is terminated at any time, the Shares validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum number of Shares being tendered. See “The Tender Offer–Conditions to the Tender Offer.”
How do I tender my Shares?
If you desire to tender Shares for which you are the beneficial owner that are held through a Nominee, you should contact such Nominee promptly and instruct the Nominee to tender such Shares on your behalf. To properly tender Shares, the Information and Tender Agent must receive, on or prior to the Expiration Date:
•    a timely confirmation of book-entry transfer of such Shares according to the procedure for book-entry transfer described in this Offer to Purchase; and
•    an Agent’s Message through DTC’s ATOP.
We are not providing for procedures for tenders of Shares to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Shares through a Nominee, you should keep in mind that such entity may require you to take action with respect to the Tender Offer a number of days before the Expiration Date in order for such entity to tender Shares on your behalf on or prior to the Expiration Date. Tenders not completed prior to 5:00 p.m., New York City time, on November 29, 2023 will be disregarded and of no effect (unless the Tender Offer has been extended and such tenders are completed prior to the expiration of the extended Tender Offer).
See “The Tender Offer–Procedure for Tendering Shares.” For further information, call the Information and Tender Agent at its telephone number set forth on the back cover of this Offer to Purchase or consult your Nominee for assistance.
Once I have tendered the Shares, can I change my mind?

Tendered Shares may be validly withdrawn any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable except that Shares not yet accepted for purchase may be withdrawn at any time after December 27, 2023 (40 business days from the commencement of the Tender Offer). For the withdrawal of tendered Shares to be valid, such withdrawal must comply with the procedures set forth in “The Tender Offer–Withdrawal of Tenders.”
To validly withdraw Shares, Holders must deliver a written or facsimile notice of withdrawal, or a properly transmitted “Request Message” through ATOP, with the required information (as set forth below under “The Tender Offer–Withdrawal of Tenders”) at or prior to the Expiration Date. Shares validly withdrawn prior to the Expiration Date may be tendered and delivered again prior to the Expiration Date in accordance with the procedures set forth in this Offer to Purchase.
What are the tax consequences to me if I validly tender my Shares?
For a summary of certain U.S. federal income tax consequences of the disposition of Shares pursuant to the Tender Offer, see “Certain U.S. Federal Income Tax Considerations.”
Is the Company making any recommendation about the Tender Offer?
None of us, our Board of Directors, our officers or the Information and Tender Agent, or any of their respective affiliates, is making any recommendation as to whether you should tender your Shares pursuant to this Offer to Purchase. Holders should determine whether to tender their Shares pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current market value of the Shares, liquidity needs and investment objectives.
What happens to Shares that are not accepted for purchase?

We will return any tendered Shares that we do not accept for purchase to their tendering Holder without expense to the Holder from the Company. Shares not tendered and otherwise not purchased pursuant to the Tender Offer will remain outstanding. If the Tender Offer is consummated, the purchase of the Shares may result in a smaller trading market for the remaining outstanding Shares, which may cause the market for such Shares to be less liquid and more sporadic, and market prices for such Shares may fluctuate significantly depending on the volume of trading of the Shares. See “Certain Considerations.”
What if I choose not to tender my Shares?
Your rights and our obligations under the Shares that remain outstanding after the consummation of the Tender Offer will not change as a result of the Tender Offer. Although Shares not purchased in the Tender Offer will remain outstanding following consummation of the Tender Offer, the purchase of the Shares may result in a smaller trading market for the remaining outstanding Shares, which may cause the market for such Shares to be less liquid and more sporadic, and market prices for such Shares may fluctuate significantly depending on the volume of trading of the Shares. See “Certain Considerations.”
Who can I contact for more information?
D.F. King & Co., Inc. is serving as the Information and Tender Agent in connection with the Tender Offer. Beneficial owners may contact their Nominee for assistance regarding the Tender Offer. Requests for additional copies of this Offer to Purchase and requests for assistance relating to the procedure for tendering Shares may be directed to the Information and Tender Agent at the address and telephone number on the back cover page of this Offer to Purchase.
What is the number of currently outstanding Shares?

As of October 27, 2023, there were 5,882,351 Shares outstanding.

Do Holders have any rights to require the Company to repurchase the Shares?

Under the Articles Supplementary, Holders of the Shares may receive the full liquidation preference of the Shares in certain limited circumstances—i.e., in the event of the liquidation of the Company. Under current market conditions, the Company believes the likelihood of the Company liquidating or being required to redeem Shares under the terms of its Articles Supplementary is remote.

OFFER AND DISTRIBUTION RESTRICTIONS
This Offer to Purchase does not constitute an invitation to participate in the Tender Offer in or from any jurisdiction in or from which, or to or from any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession this Offer to Purchase comes are required by each of the Company and the Information and Tender Agent to inform themselves about, and to observe, any such restrictions.
General
This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell Shares (and offers to sell will not be accepted from Holders) in any circumstances in which such offer or solicitation is unlawful.
Each Holder participating in the Tender Offer will also be deemed to give certain representations in respect of the other jurisdictions referred to above and generally as set out in “The Tender Offer–Procedure for Tendering Shares.” Any tender of Shares for purchase pursuant to the Tender Offer from a Holder that is unable to make these representations may be rejected. Each of the Company and the Information and Tender Agent reserves the right, in its absolute discretion (and without prejudice to the relevant Holder’s responsibility for the representations made by it), to investigate, in relation to any tender of the Shares for purchase pursuant to the Tender Offer, whether any such representation given by a Holder is correct and, if such investigation is undertaken and as a result the Company determines (for any reason) that such representation is not correct, such tender of Shares may be rejected.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are available to the public from commercial retrieval services and are available at the Internet website maintained by the SEC at www.sec.gov. The filings are also available on the Company’s website at www.prospectstreet.com. The information contained in the Company’s website does not constitute a part of this Offer to Purchase.
The Company is “incorporating by reference” into this Offer to Purchase the information in certain documents that the Company previously filed with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer to Purchase. Any reports filed by the Company on or after the date of this Offer to Purchase and prior to the Expiration Date of the Tender Offer will automatically update and, where applicable, supersede any information contained in this Offer to Purchase or incorporated by reference in this Offer to Purchase. The Company incorporates by reference in this Offer to Purchase the documents listed below and any filings on or after the date hereof that the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the Expiration Date of the Tender Offer (excluding all or any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act and applicable SEC rules):
•    the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023 filed on September 8, 2023;
•    the portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on September 20, 2023, and the Company’s definitive additional proxy materials on Schedule 14A, filed on September 29, 2023, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended June 30, 2023; and

•    the Company’s Current Report on Form 8-K filed September 29, 2023.
The Information and Tender Agent will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information and Tender Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

You may also request a copy of any or all of the documents referred to above that have been or will be incorporated by reference into this Offer to Purchase (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to the Company at 10 East 40th Street, 42nd Floor, New York, NY 10016 or by telephone at (212) 448-0702.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference herein include “forward-looking statements” as defined by the SEC. Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and portfolio management and the performance of our investments and our investment management business. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes” and “scheduled” and variations of these words and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future-including statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results-are forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:
•our, or our portfolio companies', future operating results,
•our business prospects and the prospects of our portfolio companies,
•the return or impact of current or future investments that we expect to make,
•our contractual arrangements and relationships with third parties,
•the dependence of our future success on the general economy and its impact on the industries in which we invest,
•the impact of global health epidemics, wars and civil disorder and other events outside our control, including, but not limited to, the renewed hostilities in the Middle East and the conflict between Russia and Ukraine, on our and our portfolio companies’ businesses and the global economy,
•uncertainty surrounding inflation and the financial stability of the United States, Europe, and China,
•the financial condition of, and ability of our current and prospective portfolio companies to achieve their objectives,
•difficulty in obtaining financing or raising capital, especially in the current credit and equity environment, and the impact of a protracted decline in the liquidity of credit markets on our and our portfolio companies’ businesses,
•the level, duration and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets,
•the phase-out and the cessation of the London Interbank Offered Rate (“LIBOR”) and the use of the Secured Overnight Financing Rate (“SOFR”) as a replacement rate on our operating results;
•adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise,
•a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us,
•the impact of changes in laws or regulations governing our operations or the operations of our portfolio companies;

•our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company,
•the adequacy of our cash resources and working capital,
•the timing of cash flows, if any, from the operations of our portfolio companies,
•the ability of our Investment Adviser (as defined herein) to locate suitable investments for us and to monitor and administer our investments,
•the timing, form and amount of any dividend distributions;
•authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board, the SEC, Internal Revenue Service, the Nasdaq Global Select Market and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business; and
•any of the other risks and uncertainties discussed in this Offer to Purchase and the documents incorporated by reference herein.
All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. The Company assumes no duty to update or revise its forward-looking statements based on new information, future events or otherwise.

EXPECTED TIMETABLE
Please note the following important dates and times relating to the Tender Offer. Each is indicative only and is subject to change as a result of any extension, termination, withdrawal or amendment as set out under “The Tender Offer–Expiration Date; Extension; Termination and Amendment.”
None of the Company or the Information and Tender Agent or their respective affiliates warrants that any or all of the events referred to below will take place as and/or when described including, in particular, in the case of any publications or announcements made through or via DTC or any notifying news service selected by the Company (“Notifying News Service”), nor shall they be liable for any failure of DTC to deliver any notices to direct account holders with DTC who are shown in the records of DTC as being a Holder or Holders or of any Notifying News Service.
Holders are advised to check with the broker, dealer, bank, custodian, trust company, or other nominee through which they hold their Shares as to the deadlines by which such intermediary would require receipt of instructions from Holders to participate in, or (where permitted) to withdraw their instructions to participate in, the Tender Offer in accordance with the terms and conditions of the Tender Offer as described in the Offer to Purchase in order to meet the deadlines set out below. The deadlines set by any such intermediary and DTC for the submission and (where permitted) withdrawal of offers to sell will be earlier than the relevant deadlines specified below.

Date	Calendar Date and Time	Event
Commencement Date	October 30, 2023	The commencement date of the Tender Offer.
Expiration Date	5:00 p.m., New York City time, on November 29, 2023, unless extended or earlier terminated by the Company.	The last time and day for you to tender the Shares pursuant to the Tender Offer.
Settlement Date T+3	Expected December 4, 2023	The date for payment of the Purchase Price with respect to your Shares that you validly tendered prior to or at the Expiration Date and that are accepted for purchase.
Withdrawal Deadline	December 27, 2023	The date after which you may validly withdraw tenders of the Shares if not yet accepted for purchase.
Subject to applicable securities laws and the terms set within this Offer to Purchase, the Company reserves the right, with respect to the Shares, (i) to waive or modify in whole or in part any and all conditions to the Tender Offer, (ii) to extend the Expiration Date and/or the Settlement Date of the Tender Offer, (iii) to modify or terminate the Tender Offer or (iv) to otherwise amend the Tender Offer in any respect. See “The Tender Offer–Expiration Date; Extension; Termination and Amendment.”
In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price relating to the Shares subject to the Tender Offer will not be paid or become payable, without regard to whether Holders have validly tendered their Shares (in which case such tendered Shares will be promptly returned to the Holders).

THE COMPANY
We are a financial services company that primarily lends to and invests in middle market privately-held companies. We are a closed-end investment company incorporated in Maryland. We have elected to be regulated as a business development company under the Investment Company Act of 1940. As a business development company, we have elected to be treated as a regulated investment company, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). We were organized on April 13, 2004 and were funded in an initial public offering completed on July 27, 2004.
We are externally managed by our investment adviser, Prospect Capital Management L.P. (the “Investment Adviser”). Prospect Administration LLC, a wholly-owned subsidiary of the Investment Adviser, provides administrative services and facilities necessary for us to operate.

Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments. We invest primarily in senior and subordinated debt and equity of private companies in need of capital for acquisitions, divestitures, growth, development, recapitalizations and other purposes. We work with the management teams or financial sponsors to seek investments with historical cash flows, asset collateral or contracted pro-forma cash flows.

We currently have four primary strategies that guide our origination of investment opportunities: (1) lending to companies, including companies controlled by private equity sponsors and not controlled by private equity sponsors, and including both directly-originated loans and syndicated loans, (2) lending to companies and purchasing controlling equity positions in such companies, including both operating companies and financial services companies, (3) purchasing controlling equity positions and lending to real estate companies, and (4) investing in structured credit. We may also invest in other strategies and opportunities from time to time that we view as attractive. We continue to evaluate other origination strategies in the ordinary course of business with no specific top-down allocation to any single origination strategy.

THE TENDER OFFER
We are offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase, up to 5,882,351 Shares for cash in an amount equal to $15.877396 per Share, plus accrued dividends, if any, up to, but not including, the Settlement Date.
The Tender Offer commenced on October 30, 2023 and will expire on the Expiration Date, unless the Tender Offer is earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Date. If a Nominee holds your Shares, such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Shares to determine its deadline. The Tender Offer is open to all Holders of the Shares.
The Company will purchase any Shares that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Date. The Settlement Date is expected to occur within three business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company at or prior to the Expiration Date.
Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend the Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all of the conditions to the Tender Offer; (3) delay the acceptance for purchase of any Shares or delay the purchase of any Shares; or (4) otherwise modify or terminate the Tender Offer. In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Shares, without regard to whether such Holders have validly tendered their Shares (in which case, such tendered Shares will be promptly returned to Holders at our expense). The Company will publicly announce any extension, termination or amendment in the manner described under “–Announcements.” There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offer. See “–Expiration Date; Extension; Termination and Amendment.”
Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, any Shares validly tendered pursuant to the Tender Offer, is conditioned upon satisfaction or waiver of the General Conditions. The Company expects to use borrowings under its Credit Facility, together with other available sources of cash, that is sufficient to pay (i) the Purchase Price in respect of all the Shares subject to the Tender Offer (regardless of the actual number of Shares tendered) and (ii) estimated fees and expenses relating to the Tender Offer. The obligation of the Company to consummate the Tender Offer is subject to the General Conditions. The conditions to the Tender Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If the Tender Offer is terminated at any time, the Shares validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum number of Shares being tendered. See “–Conditions to the Tender Offer.”
Withdrawal rights with respect to the Shares will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Shares not yet accepted for purchase may be withdrawn at any time after December 27, 2023 (40 business days from the commencement of the Tender Offer). For the withdrawal of tendered Shares to be valid, such withdrawal must comply with the procedures set forth in “–Withdrawal of Tenders.” In the event that the Company modifies the Purchase Price or the number of Shares sought in the Tender Offer and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date of the Tender Offer, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS OR THE INFORMATION AND TENDER AGENT, OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY SHARES IN RESPONSE

TO THE TENDER OFFER. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFER AND, IF SO, THE NUMBER OF SHARES TO TENDER.
Payment for Shares
Payment pursuant to the Tender Offer will be made by the deposit of the Purchase Price plus accrued dividends, if any, for all Shares validly tendered in the Tender Offer and accepted for purchase by us, in immediately available funds by the Company on the Settlement Date with the Information and Tender Agent, which will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. For purposes of the Tender Offer, the Company will be deemed to have accepted for purchase validly tendered Shares, if, as and when the Company gives oral (confirmed in writing) or written notice thereof to the Information and Tender Agent.

The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for purchase of, or payment for, Shares if any of the conditions to the Tender Offer shall not have been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. See “–Conditions to the Tender Offer.” In all cases, payment by the Information and Tender Agent to Holders or beneficial owners of the Purchase Price plus accrued dividends, if any, for Shares purchased pursuant to the Tender Offer will be made only after timely receipt by the Information and Tender Agent prior to the Expiration Date for such Tender Offer of timely confirmation of a book-entry transfer of such Shares into the Information and Tender Agent’s account at DTC pursuant to the procedures set forth under “–Procedure for Tendering Shares.”

If any tendered Shares are not purchased pursuant to the Tender Offer for any reason, such Shares not purchased will be returned promptly, without expense, to the tendering Holder (or, in the case of Shares tendered by book-entry transfer, such Shares will be promptly credited to the account maintained at DTC from which Shares were delivered) after the expiration or termination of the Tender Offer.

Holders whose Shares are accepted for purchase pursuant to the Tender Offer will be entitled to receive the Purchase Price plus accrued dividends, if any. Under no circumstances will any additional dividends be payable because of any delay in the transmission of funds to the Holders of purchased Shares or otherwise.

All Shares validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.

Tendering Holders of Shares purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Company or the Information and Tender Agent. The Company will pay or cause to be paid all transfer taxes with respect to the purchase of any Shares in the Tender Offer. If your Shares are held through a broker or other Nominee who tenders the Shares on your behalf, such broker or Nominee may charge you a commission for doing so. You should consult with your broker or Nominee to determine whether any charges will apply.
Purpose of the Tender Offer
The purpose of the Tender Offer is to reduce the number of outstanding Shares. All of the Shares validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.
See “Certain Considerations–The Tender Offer May Adversely Affect the Market Value of the Shares and Reduce the Liquidity of any Trading Market for the Shares.”
From time to time after completion of the Tender Offer, the Company and/or its affiliates may purchase additional Shares through additional tender offers, exchange offers, open market repurchases, privately negotiated transactions or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Shares than the terms of the Tender Offer, and such differences may be material. Any future purchases or exchanges by the Company and/or its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and/or its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Shares other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.
Conditions to the Tender Offer
Notwithstanding any other provision of this Offer to Purchase, and in addition to (and not in limitation of) the Company’s right to extend and amend the Tender Offer at any time, in the Company’s sole discretion, the Company will not be required to accept for purchase, or to pay for, Shares validly tendered pursuant to the Tender Offer and may terminate, extend or amend the Tender Offer, and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Shares so tendered, if at or prior to the Expiration Date one or more of the General Conditions have not been satisfied.
All the "General Conditions” shall be deemed to be satisfied if on or after the date of this Offer to Purchase and at or prior to the Expiration Date:
•    there shall not have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall not have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Tender Offer that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or (c) would materially impair the contemplated benefits of the Tender Offer to us or be material to Holders of Shares in deciding whether to accept the Tender Offer;
•    no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;
•    there shall not have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our reasonable judgment, would or might result in any of the consequences referred to in the first bullet point of this section;
•    the Information and Tender Agent shall not have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the Tender Offer or shall not have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Tender Offer or the acceptance of, or payment for, some or all of the Shares pursuant to the Tender Offer;
•    there has not occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (e) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (f) in the case of any of the foregoing existing on the date hereof, in the reasonable judgment of the Company, a material acceleration or worsening thereof;
•    there has not occurred any change or development, including a prospective change or development, in our business, financial condition, assets, income, operations, prospects or stock ownership (or that of our subsidiaries) that, in our reasonable judgment, has or is reasonably likely to have a material adverse effect on us or our subsidiaries, the market price of the Shares or the value of the Shares to us; or
•    a tender or exchange tender offer for any or all of our shares of common stock, or any merger, acquisition, business combination, strategic transaction or other similar transaction with or involving us or any subsidiary, has not been proposed, announced or made by us or any person or has not been publicly disclosed.
The foregoing conditions are for the Company’s sole benefit and may be asserted by the Company in its sole discretion or may be waived by the Company in whole or in part, at any time and from time to time, in the Company’s sole discretion, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If any condition to the Tender Offer is not satisfied or waived by the Company prior to the Expiration Date, the Company reserves the right, in its sole discretion, subject to applicable law:
•    to terminate the Tender Offer and return any tendered Shares;
•    to waive all unsatisfied conditions and accept for purchase Shares that are validly tendered prior to the Expiration Date;
•    to extend the Tender Offer and retain the Shares that have been tendered during the period for which the Tender Offer is extended; or
•    to otherwise amend the Tender Offer.
The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time. The Tender Offer is not conditioned upon a minimum number of Shares being tendered.
Procedure for Tendering Shares
The method of delivery of Shares and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Shares or transmitting an Agent’s Message and, except as otherwise provided herein, delivery will be deemed made only when actually received by the Information and Tender Agent. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE INFORMATION AND TENDER AGENT. Holders desiring to tender Shares must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. In no event shall the Holder send any documents or Shares to the Company.
Tender of Shares Held Through a Nominee
To effectively tender Shares that are held of record by a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Shares on the beneficial owner’s behalf. Any beneficial owner of Shares held of record by DTC or its Nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Shares are held in DTC to tender Shares on such beneficial owner’s behalf.
Tender of Shares Held Through DTC
To effectively tender Shares that are held through DTC, DTC participants should electronically transmit their acceptance through ATOP (and thereby tender the Shares), for which the transaction will be eligible, followed by a properly transmitted Agent’s Message delivered to the Information and Tender Agent. There is no letter of transmittal for the Tender Offer. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Information and Tender Agent for its acceptance. Delivery of tendered Shares must be made to the Information and Tender Agent pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the Shares being tendered are deposited with the Information and Tender Agent at or prior to the Expiration Date (accompanied by a properly transmitted Agent’s Message), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Purchase Price for the Shares being tendered. Payment for tendered and accepted Shares will be made only against deposit of the tendered and accepted Shares and delivery of all other required documents.
In order to validly tender Shares at or prior to the Expiration Date with respect to Shares transferred pursuant to ATOP, a DTC participant using ATOP must also properly transmit an Agent’s Message. Pursuant to authority granted by DTC, any DTC participant that has Shares credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly instruct the Information and Tender Agent to tender Shares at or prior to the Expiration Date as though it were the registered Holder thereof by so transmitting an Agent’s Message.
Book-Entry Delivery and Tender of Shares Through ATOP
Promptly after commencement of the Tender Offer, the Information and Tender Agent will establish one or more new accounts (or utilize existing accounts) with respect to the Shares at DTC for purposes of the Tender Offer (to the extent such arrangements have not been made previously by the Information and Tender Agent). Any financial institution that is a participant in DTC may make book-entry delivery of the Shares credited to such participant’s DTC account by causing DTC to transfer such Shares into the Information and Tender Agent’s account or accounts at DTC in accordance with DTC’s procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Information and Tender Agent’s account at DTC, an Agent’s Message (in connection with a book-entry transfer), and any other required documents, must be transmitted to and received by the Information and Tender Agent at or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Information and Tender Agent. The confirmation of a book-entry transfer into the Information and Tender Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Information and Tender Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating (1) the number of Shares to be tendered by such participant, (2) that such participant has received copies of the Offer to Purchase and agrees to be bound by the terms and conditions of the Tender Offer as described herein and (3) that the Company may enforce the terms and conditions of the Offer to Purchase against such tendering participant.
THE SHARES AND THE AGENT’S MESSAGE SHOULD BE SENT ONLY TO THE INFORMATION AND TENDER AGENT, AND NOT TO THE COMPANY OR DTC (OR ANY OTHER BOOK-ENTRY TRANSFER FACILITY).
General
Only Holders are authorized to tender their Shares. The procedures by which Shares may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Shares are held. Therefore, to effectively tender Shares that are held through a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Shares on the beneficial owner’s behalf according to the procedures described above. DTC has authorized DTC participants that hold Shares on behalf of beneficial owners of Shares through DTC to tender their Shares as if they were the Holders.

The tender of Shares by a Holder (and the acceptance of such tender by the Company) pursuant to the procedures set forth above will constitute a binding agreement between such Holder and us in accordance with the terms and subject to the conditions set forth herein, which agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Notwithstanding any other provision hereof, payment of the Purchase Price plus accrued dividends, if any, for Shares validly tendered and accepted for purchase pursuant to the Tender Offer will, in all cases, be made only after timely receipt (i.e., at or prior to the Expiration Date) by the Information and Tender Agent of a Book-Entry

Confirmation (as defined above) of the transfer of such Shares into the Information and Tender Agent’s account at DTC, as described above, and, in the case of a book-entry transfer, a properly transmitted Agent’s Message.

The Company, in its sole discretion, will determine all questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for purchase and withdrawal of validly tendered Shares, and such determinations will be final and binding. The Company reserves the absolute right to reject any and all tenders of Shares that it determines are not in proper form or where the acceptance for purchase of, or payment for, such Shares may, in the Company’s opinion, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender of Shares of any particular Holder, regardless of whether similar conditions, defects or irregularities are waived in the case of other Holders. The Company’s interpretation of the terms and conditions of the Tender Offer will be final and binding.

Any defect or irregularity in connection with tenders of Shares must be cured within such time as the Company determines, unless waived by the Company. Tenders of Shares shall not be deemed to have been made until all defects or irregularities have been waived or cured. None of the Company, or the Information and Tender Agent, or any other person, will be under any duty to give notification of any defects or irregularities in tenders or notices of withdrawal or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Shares, the Holder will be entitled to the Purchase Price plus accrued dividends, if any.
No Guaranteed Delivery
The Company is not providing for procedures for tenders of Shares to be made by guaranteed delivery. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If a Holder holds Shares through a Nominee, such Holder should keep in mind that such entity may require the Holder to take action with respect to the Tender Offer a number of days before the Expiration Date in order for such entity to tender Shares on such Holder’s behalf on or prior to the Expiration Date. Tenders not completed prior to 5:00 p.m., New York City time, on November 29, 2023, will be disregarded and of no effect (unless the Tender Offer has been extended and such tenders are completed prior to the expiration of the extended Tender Offer).
Holders must tender their Shares in accordance with the procedures set forth in this section.
No Appraisal Rights
There are no appraisal or similar statutory rights available to the Holders in connection with the Tender Offer.
No Alternative, Conditional or Contingent Tenders
No alternative, conditional or contingent tenders of Shares will be accepted for purchase pursuant to the Tender Offer. All questions as to the form of all documents and acceptance of all tenders of Shares will be determined by the Company, in its sole discretion, the determination of which shall be conclusive and binding.
Representations, Warranties and Undertakings
A tender of Shares under the procedures described above will constitute your acceptance of the terms and conditions of the Tender Offer. In addition, by tendering Shares pursuant to this Offer to Purchase (including by accepting the Tender Offer through ATOP), the Holder is deemed to represent, warrant and undertake to the Company and the Information and Tender Agent that:
•    the tendering Holder has received the Offer to Purchase and agrees to be bound by all the terms and conditions of the Tender Offer;
•    the Shares are, at the time of acceptance, and will continue to be, until the payment on the Settlement Date, or the termination or withdrawal of the Tender Offer, or, in the case of Shares in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by such Holder;

•    the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustee in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;
•    the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Shares;
•    the Shares will, on the Settlement Date, be transferred by such tendering Holder to the Company in accordance with the terms of the Tender Offer, and the Company will acquire good, marketable and unencumbered title thereto, with full title guarantee free and clear of all liens, restrictions, charges and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto; and
•    the tendering Holder will, upon request, execute and deliver any additional documents deemed by the Information and Tender Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered.
By tendering Shares as set forth herein, and subject to and effective upon acceptance for purchase of, and payment for, the Shares tendered therewith, a tendering Holder (1) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Shares tendered thereby and accepted for purchase pursuant to the terms hereof, (2) waives any and all other rights with respect to the Shares (including, without limitation, the tendering Holder’s waiver of any existing or past defaults or events of default and their consequences in respect of the Shares), (3) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Shares, including, without limitation, any claims that such Holder is entitled to receive additional dividend payments with respect to such Shares or to participate in any repurchase, redemption or defeasance of the Shares and (4) irrevocably constitutes and appoints the Information and Tender Agent as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Information and Tender Agent also acts as the agent of the Company) with respect to any such tendered Shares, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Shares on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to, or upon the order of, the Company, (b) present such Shares for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Shares (except that the Information and Tender Agent will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price plus accrued dividends, if any, of Shares tendered pursuant to the Tender Offer, as determined pursuant to the terms of this Offer to Purchase, for any tendered Shares that are purchased by the Company).
By tendering Shares pursuant to the Tender Offer, the Holder will be deemed to have agreed that the delivery and surrender of the Shares is not effective, and the risk of loss of the Shares does not pass to the Information and Tender Agent, until receipt by the Information and Tender Agent and, in the case of Shares tendered through DTC’s ATOP, of a properly transmitted Agent’s Message together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company.
Withdrawal of Tenders
Withdrawal rights with respect to the Shares will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Shares not yet accepted for purchase may be withdrawn at any time after December 27, 2023 (40 business days from the commencement of the Tender Offer).

For a withdrawal of Shares to be valid, the Information and Tender Agent must timely receive a properly transmitted “Request Message” through ATOP prior to the Expiration Date. The withdrawal notice Request Message must:

•specify the name of the person that tendered the Shares to be withdrawn and, if different, the record holder of such Shares (or, in the case of Shares tendered by book entry transfer, the name of the DTC participant for whose account such Shares were tendered and such participant’s account number at DTC to be credited with the withdrawn Shares);

•contain a description(s) of the Shares to be withdrawn, including the CUSIP number, and the number of Shares to be withdrawn; and

•be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message, or be accompanied by documents of transfer sufficient to have the Information and Tender Agent register the transfer of the Shares into the name of the person withdrawing such Shares.

If the Shares to be withdrawn have been delivered or otherwise identified to the Information and Tender Agent, a signed notice of withdrawal is effective immediately upon proper written or facsimile notice of withdrawal, even if physical release is not yet effected by the Information and Tender Agent. Any Shares validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.

Holders may not rescind their withdrawal of tendered Shares and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Validly withdrawn Shares may, however, be validly tendered again by following one of the procedures described above under “–Procedure for Tendering Shares” at any time prior to the Expiration Date.

Holders may accomplish valid withdrawals of Shares only in accordance with the foregoing procedures.

If a beneficial owner tendered its Shares through a Nominee and wishes to withdraw its Shares, it will need to make arrangements for withdrawal with its Nominee. The ability of a beneficial owner to withdraw a tender of its Shares will depend upon the terms of the arrangements it has made with its Nominee and, if its Nominee is not the DTC participant tendering those Shares, the arrangements between its Nominee and such DTC participant, including any arrangements involving intermediaries between its Nominee and such DTC participant.

Through DTC, the Information and Tender Agent will return to tendering Holders all Shares in respect of which it has received valid withdrawal instructions at or prior to the Expiration Date promptly after it receives such instructions.

All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding. None of the Company or the Information and Tender Agent, or any other person, will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.
If the Company extends the Tender Offer, is delayed in its acceptance for purchase of Shares, or is unable to accept for purchase Shares under the Tender Offer for any reason, then, without prejudice to the Company’s rights under the Tender Offer, the Information and Tender Agent may, subject to applicable law, retain tendered Shares on the Company’s behalf, and such Shares may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in this section.
Acceptance of Shares for Purchase; Accrual of Dividends
Acceptance of Shares for Purchase
The Company will be deemed to have accepted for purchase pursuant to the Tender Offer and thereby have purchased validly tendered Shares, if, as and when the Company gives oral or written notice to the Information and Tender Agent of the Company’s acceptance of such Shares for purchase pursuant to the Tender Offer. The Company will announce acceptance for purchase of the Shares. In all cases, payment for Shares purchased pursuant to the Tender Offer will be made by deposit of cash relating to the Purchase Price for all Shares, plus accrued dividends, if any, validly tendered in the Tender Offer and accepted for purchase by the Company, with the Information and

Tender Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.
On the Settlement Date, the Company will settle all Shares accepted for purchase. The Company expects such date to be within three business days following the Expiration Date.
Subject to applicable law (including Rule 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Shares deposited by or on behalf of Holders promptly after the termination or withdrawal of the Tender Offer), the Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See “–Conditions to the Tender Offer.” In all cases, payment by the Information and Tender Agent to Holders of consideration for Shares accepted for purchase pursuant to the Tender Offer will be made only after receipt by the Information and Tender Agent prior to the Expiration Date of:
•    confirmation of a book-entry transfer of such Shares into the Information and Tender Agent’s account at DTC pursuant to the procedures set forth under “–Procedure for Tendering Shares”; and
•    a duly completed Agent’s Message through the facilities of DTC.
If the Tender Offer is terminated or withdrawn, or the Shares are not accepted for purchase, no consideration will be paid or payable to Holders of those Shares. If any tendered Shares are not purchased pursuant to the Tender Offer for any reason, Shares tendered by book-entry transfer will be credited to the account maintained at DTC from which those Shares were delivered promptly following the Expiration Date or termination of the Tender Offer.
If the Company is delayed in its acceptance for purchase of, or payment for, any tendered Shares or is unable to accept for purchase or pay for any tendered Shares pursuant to the Tender Offer for any reason, then, without prejudice to the Company’s rights hereunder, but subject to applicable law, tendered Shares may be retained by the Information and Tender Agent on behalf of the Company (subject to Rules 13e-4(5)(f) and 14e-1(c) under the Exchange Act, which require that the Company pay the consideration offered or return the Shares deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer).
All Shares validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.
Holders will not be obligated to pay brokerage fees or commissions or transfer taxes with respect to the Company’s purchase of the Shares pursuant to the Tender Offer. However, if you hold Shares through a broker or bank, you should consult that institution as to whether it charges any service fees. The Company will pay certain fees and expenses of the Information and Tender Agent in connection with the Tender Offer. See “The Information and Tender Agent.”
Accrual of Dividends
Holders who tender Shares that are accepted for purchase pursuant to the Tender Offer will receive accrued dividends, if any, up to, but not including, the Settlement Date, in addition to the Purchase Price.
Under no circumstances will any additional dividends be payable because of any delay in the transmission of funds to the Holders of purchased Shares or otherwise.
Expiration Date; Extension; Termination and Amendment
The Tender Offer will expire on the Expiration Date, unless earlier terminated by the Company. The Company reserves the right, in its sole discretion, to extend the Expiration Date. In addition, subject to applicable law, the Company expressly reserves the right, in its sole discretion, to terminate or withdraw the Tender Offer at any time and from time to time. If the Tender Offer is terminated at any time, the Shares tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offer. Irrespective of any amendment to the Tender Offer, all Shares previously tendered pursuant to the Tender Offer and not accepted for purchase will remain subject to the Tender Offer and may be accepted for purchase thereafter for purchase by the Company, except when such acceptance is prohibited by law.
The Company will publicly announce any extension, termination or amendment in the manner described under “–Announcements.”
If the Company makes a material change in the terms of the Tender Offer or the information concerning the Tender Offer or waives a material condition of the Tender Offer, the Company will disseminate additional materials and extend the Tender Offer to the extent required by law. In the event of a termination of a Tender Offer, none of the Purchase Price will be paid or become payable on the Shares. In any such event, any Shares previously tendered pursuant to the Tender Offer will be returned to the tendering Holders in accordance with Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act.
Additional Terms of the Tender Offer
•All communications, payments, notices, certificates, or other documents to be delivered to or by a Holder will be delivered by or sent to or by it at the Holder’s own risk.

•By submitting a valid electronic acceptance instruction, a Holder will be deemed to have given the representations, warranties and undertakings of the Holder set forth above in “–Procedure for Tendering Shares–Representations, Warranties and Undertakings.”

•All acceptances of tendered Shares by the Company shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even if submitted electronically).

•The Company may in its sole discretion elect to treat as valid a tender instruction in respect of which the relevant Holder does not fully comply with all the requirements of these terms.

•Unless waived by the Company, any irregularities in connection with tenders of Shares must be cured within such time as the Company shall determine. None of the Company or the Information and Tender Agent, or any other person, shall be under any duty to give notification of any defects or irregularities in such tenders of Shares, nor will any of such entities incur any liability for failure to give such notifications. Tenders of Shares may be deemed not to have been made until such irregularities have been cured or waived.

•None of the Company or the Information and Tender Agent shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

•Any rights or claims that a Holder may have against the Company in respect of any tendered Shares or the Tender Offer, other than rights or claims under federal securities laws, shall be extinguished or otherwise released upon the payment to such Holder of the Purchase Price for such Shares plus accrued dividends, if any, as determined pursuant to the terms of the Tender Offer.

•Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or giving notice to the Information and Tender Agent.

•The contract constituted by the Company’s acceptance for purchase in accordance with the terms of this Offer to Purchase of all Shares validly tendered (or defectively tendered, if such defect has been waived by the Company) shall be governed by, and construed in accordance with, the law of the State of New York.
Announcements
If the Company is required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offer, an amendment or termination of the Tender Offer, acceptance of the Shares for purchase, or otherwise, the Company will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, the Company may choose to issue an announcement of this type in any reasonable manner, but it will have no obligation to do so other than by issuing a press release or a notice sent via DTC.

CERTAIN CONSIDERATIONS
In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained in or incorporated by reference in this Offer to Purchase, the risks described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, as may be updated by the Company from time to time in Quarterly Reports on Form 10-Q and other public filings, and the following:
Position of the Company and Other Parties Concerning the Tender Offer

None of the Company, its Board of Directors, its officers or the Information and Tender Agent makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Shares, and none of them has authorized any person to make any such recommendation. If anyone makes any recommendation or representation or gives any such information, Holders should not rely upon that recommendation, representation or information as having been authorized by the Company or the Information and Tender Agent. Holders are urged to evaluate carefully all information in the Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Shares, and, if so, the number of Shares to tender.

By Tendering Shares, You Will Lose the Rights Associated with Those Shares

If you validly tender and do not validly withdraw Shares in the Tender Offer and we accept them for purchase, you will lose your rights as a Holder, which are described in the Articles Supplementary attached as an exhibit to our Annual Report on Form 10-K.

Purchase Price in the Offer is Less than the Liquidation Preference.

The Purchase Price reflects a discounted price of 63.51% of the liquidation preference of $25.00 per Share of each Share. Under the Articles Supplementary, holders of the Shares may receive the full liquidation preference of the Shares in certain limited circumstances—i.e., in the event of the liquidation of the Company. Under current market conditions, the Company believes the likelihood of the Company liquidating or being required to redeem Shares under the terms of its Articles Supplementary is remote. The Company may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Shares that remain outstanding after the Tender Offer, including a redemption of such Shares.

The Tender Offer May Adversely Affect the Market Value of the Shares and Reduce the Liquidity of any Trading Market for the Shares

All Shares validly tendered and accepted for purchase in the Tender Offer will be retired and canceled. The Shares are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Shares are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Shares are not always available. To the extent that Shares are purchased pursuant to the Tender Offer, the trading market for the Shares that remain outstanding will likely become further limited or cease altogether. A bid for a security with a smaller outstanding amount available for trading (a smaller “float”) may be lower than a bid for a comparable security with a greater float. Therefore, the market price for and liquidity of Shares not tendered or tendered but not purchased may be affected adversely to the extent that the Shares purchased pursuant to the Tender Offer reduces the float. The reduced float may also tend to make the trading price more volatile.

Holders of Shares not tendered and purchased in the Tender Offer may attempt to obtain quotations for their Shares from their brokers; however, there can be no assurance that an active trading market will exist for the Shares, including following consummation of the Tender Offer. The extent of the market for the Shares following consummation of the Tender Offer will depend upon a number of factors, including the size of the float, the number of Holders remaining at such time, the number of Shares held by such Holders and the interest in maintaining a market in the Shares on the part of securities firms.

Withdrawal Rights
Withdrawal rights with respect to the Shares will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Shares not yet accepted for purchase may be withdrawn at any time after December 27, 2023 (40 business days from the commencement of the Tender Offer).
Conditions to the Consummation of the Tender Offer
The consummation of the Tender Offer is subject to the satisfaction or waiver of several conditions. See “The Tender Offer–Conditions to the Tender Offer.” In addition, subject to applicable law, the Company may terminate the Tender Offer at any time prior to the Expiration Date in its sole discretion. There can be no assurance that such conditions will be met, that the Company will not terminate the Tender Offer or that, in the event that the Tender Offer is not consummated, the market value and liquidity of the Shares will not be materially adversely affected.
Treatment of Shares Not Tendered in the Tender Offer
Shares not tendered and purchased in the Tender Offer will remain outstanding. From time to time after completion of the Tender Offer, the Company and/or its affiliates may purchase additional Shares through additional tender offers, exchange offers, open market repurchases, privately negotiated transactions or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Shares than the terms of the Tender Offer. Any future purchases or exchanges by the Company and/or its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and/or its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Shares other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.
Certain Tax Considerations
See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offer.

SOURCE OF FUNDS
The Company would need approximately $93,396,416 (exclusive of accrued dividends, if any, and other fees and expenses) to purchase up to 5,882,351 Shares outstanding as of October 27, 2023, based on the Purchase Price per Share of $15.877396. The Company expects to use borrowings under the Company’s Credit Facility pursuant to the Seventh Amended and Restated Loan and Servicing Agreement, dated April 27, 2021 (the "Credit Agreement"), among Prospect Capital Funding LLC, Prospect Capital Corporation, the lenders from time to time party thereto, the managing agents from time to time party thereto, U.S. Bank National Association as Calculation Agent, Paying Agent and Documentation Agent, KeyBank National Association as Facility Agent, and KeyBank National Association as Syndication Agent, Structuring Agent, Sole Lead Arranger and Sole Bookrunner. The Credit Agreement was amended by the First Amendment to the Credit Agreement, dated September 7, 2022, among Prospect Capital Funding LLC, Prospect Capital Corporation, the lenders from time to time party thereto, the managing agents from time to time party thereto, U.S. Bank National Association as Calculation Agent, Paying Agent and Documentation Agent, KeyBank National Association as Facility Agent, and KeyBank National Association as Syndication Agent, Structuring Agent, Sole Lead Arranger and Sole Bookrunner.

We believe the Credit Agreement, as amended, together with other available sources of cash, is sufficient to pay (i) the Total Consideration in respect of all the Shares subject to the Tender Offer (regardless of the actual number of Shares tendered) and (ii) estimated fees and expenses relating to the Tender Offer.

Our ability to repay our obligations under our Credit Facility, and to meet our other debt or contractual obligations, will depend upon our future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and certainties, certain of which are beyond our control. These factors include, without limitation, those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, as may be updated by the Company from time to time in Quarterly Reports on Form 10-Q and other public filings with the SEC.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES
The following table lists the names of all directors and executive officers of the Company. The business address of the Company and of each of the persons listed in the table below is c/o Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, New York 10016.

Name	Position
John F. Barry III	Director, Chairman of the Board and Chief Executive Officer
M. Grier Eliasek	Director, President and Chief Operating Officer
Andrew C. Cooper	Lead Independent Director
William J. Gremp	Director
Eugene S. Stark	Director
Kristin Van Dask	Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary

To the Company’s knowledge, neither the Company nor any of our executive officers or directors or any of their associates, has any beneficial interest in any outstanding Shares. To the Company’s knowledge, the Company will not acquire any Shares from any of its executive officers, directors or any of their associates pursuant to the Tender Offer.

Neither the Company, nor any majority owned subsidiary of the Company, nor any executive officers or directors of the Company or any of their associates and, to the Company’s knowledge, no director or executive officer of any subsidiary of the Company, has engaged in any transaction in the Shares during the 60 days preceding the date of this Offer to Purchase.

MARKET PRICE INFORMATION

The Shares are traded on the New York Stock Exchange under the symbol “PSEC PRA.” The table below sets forth the high and low closing sales prices of the Shares during the indicated time periods.

	Closing Sales Price
	High	Low
Year Ending June 30, 2022
First Quarter	$24.97	$23.20
Second Quarter	$23.92	$21.03
Third Quarter	$22.13	$19.66
Fourth Quarter	$20.33	$17.95
Year Ending June 30, 2023
First Quarter	$19.55	$16.84
Second Quarter	$17.60	$14.95
Third Quarter	$17.98	$14.55
Fourth Quarter	$16.28	$14.31
Year Ending June 30, 2024
First Quarter	$16.59	$15.17
Second Quarter (up to October 27, 2023)	$15.68	$14.44

Our Shares have typically traded at prices at or below the liquidation preference of $25 per Share. There can be no assurance, however, that our shares will trade above, below or at the liquidation preference of $25 per Share.

The closing price of our Shares on the New York Stock Exchange on October 27, 2023 was $14.44 per Share. We urge you to obtain more current market price information for our Shares during the tender offer period.

As of October 27, 2023, there were 5,882,351 Shares outstanding.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the sale of Shares pursuant to the Tender Offer. This discussion is based upon the Code, and regulations, rulings and judicial decisions in effect as of the date hereof. These authorities may be repealed, revoked or modified (possibly with retroactive effective) which could result in U.S. federal income tax consequences different from those discussed herein. This discussion assumes that the Shares are held as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences described herein. No assurance can be given that the IRS will agree with the tax consequences described in this summary, or that a court would not sustain any challenge by the IRS.

This discussion is general in nature and does not cover all aspects of U.S. federal income taxation that may be relevant to a beneficial owner in light of that beneficial owner’s particular investment or other circumstances. This discussion does not address all aspects of U.S. federal income taxation, including consequences under the alternative minimum tax or the Medicare tax on net investment income, and does not address federal tax considerations other than income tax considerations (such as estate and gift tax considerations) or any state, local, non-U.S. or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, banks, dealers in securities or currencies, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, investors that hold the Shares as part of “straddles,” hedging transactions, conversion transactions or other risk reduction transaction for U.S. federal income tax purposes, as part of a “synthetic security” or other integrated financial transaction, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, government agencies or instrumentalities, hybrid entities, real estate investment trusts, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, U.S. Holders (as defined herein) holding the Shares in connection with a trade or business conducted outside of the United States, Non-U.S. Holders (as defined herein) that are engaged in a U.S. trade or business, U.S. citizens or lawful permanent residents living abroad, U.S. Holders whose functional currency is not the U.S. dollar, “controlled foreign corporations”, “passive foreign investment companies” and regulated investment companies or shareholders of such corporations, partnerships or other “pass-through entities,” corporations that accumulate earnings to avoid U.S. federal income tax, non-U.S. individuals present in the United States for 183 days or more in the taxable year, persons required under section 451(b) of the Code to conform the timing of income accruals with respect to the Shares to their financial statements, a person who received its Shares in exchange for other securities of the Company or other non-cash consideration, or a person that owns or has owned, actually or constructively, 5% or more of our common stock or any series of our preferred shares). Such persons should consult their own tax advisors regarding the U.S. federal income tax consequences resulting from the combination of such tender and purchase.

As used herein, the term “U.S. Shareholder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or entity treated as a corporation for U.S. federal income tax purposes that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes. As used herein, a “Non-U.S. Shareholder” means a beneficial owner of a Share that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that participates in the Tender Offer will depend on the status of the partner and the activities of the partner and the partnership. Holders that are entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of participating in the Tender Offer.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL INCOME, ESTATE OR GIFT TAX, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

General. A sale of Shares pursuant to the Tender Offer will be treated under Section 302 of the Code as a taxable sale or exchange of the Shares and the Holder will therefore generally realize gain or loss thereon (except that proceeds attributable to declared but unpaid dividends, if any, generally would be treated as a distribution on the Shares) if the redemption (i) is “substantially disproportionate” with respect to the Holder; (ii) results in a “complete termination” of the Holder’s stock interest in the Company; or (iii) is “not essentially equivalent to a dividend” with respect to the Holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, any shares of Company stock (including Shares, any other preferred shares, and any common shares) actually owned, as well as such shares considered to be owned by the Holder by reason of certain constructive ownership rules set forth in the Code, generally must be taken into account. Further, contemporaneous dispositions or acquisitions of the Company’s stock by a Holder or a related party may be deemed to be part of a single integrated transaction for purposes of determining whether any of the three tests have been satisfied. In general, a Holder that owns (actually or constructively) only an insubstantial percentage of the total equity interests in the Company and that exercises no control over its corporate affairs will be entitled to sale or exchange treatment if such Holder experiences a reduction in its equity interest in the Company as a result of the Tender Offer. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular Holder will depend upon the facts and circumstances as of the time the determination is made, Holders are advised to consult their tax advisors to determine such tax treatment.

A tendering Holder's gain or loss will generally be capital gain or loss, and will generally be treated as long-term capital gain or loss if the Shares have been held for more than one year or as short-term capital gain or loss if the Shares have been held for one year or less. Under the "wash sale" rules under the Code, loss recognized on Shares sold pursuant to the Tender Offer will ordinarily be disallowed to the extent the Holder acquires other Shares or substantially identical stock or securities within 30 days before or after the date the tendered Shares are treated as sold pursuant to the Tender Offer. In that event, the basis and holding period of the Shares (or substantially identical stock or securities) acquired will be adjusted to reflect the disallowed loss. Any loss realized by a Holder on the sale of Shares held for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the Holder with respect to such Shares. The deductibility of capital losses is subject to certain limitations.

If a sale pursuant to the Tender Offer does not satisfy any of the foregoing tests, the amount of cash received in the sale will be treated as a distribution, generally taxable in the same manner as a dividend paid on the Shares (and thus would generally be treated as ordinary dividend income to the extent deemed paid from current or accumulated earnings and profits, and the Holder would not realize any loss on the tendered Shares), except that we expect to allocate our current earnings and profits to regular distributions on our preferred stock and common stock, if any, before distributions deemed to occur in the Tender Offer. The Holder’s adjusted tax basis in the tendered Shares would, in that case, be transferred to the Holder’s remaining stockholdings in the Company. If, however, the Holder has no remaining stockholdings in the Company, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely.

With respect to a tender of Shares that is treated as a distribution but that is not otherwise taxable as a dividend because it is not treated as paid from earnings and profits, the method by which a Holder must reduce its basis is uncertain in situations where the Holder owns different blocks of stock that were acquired at different prices and thus have different bases. Each Holder should consult its own tax advisor with respect to the treatment of a tender of Shares that is treated as a distribution.

In addition, in the case of a corporate Holder, if the Holder is treated as receiving a dividend from the Fund, in certain cases the dividend could constitute an “extraordinary dividend” under Section 1059 of the Code, potentially resulting in special basis adjustments for any remaining Shares held by such Holder following the Tender Offer and the recognition of gain. Corporate Holders should consult their tax advisers for the possible applicability of this special rule to them.

Backup Federal Income Tax Withholding. Backup withholding tax may be imposed on the gross proceeds paid to a tendering U.S. Holder unless the U.S. Holder provides to the applicable withholding agent, generally on an IRS Form W-9 or substitute form, its taxpayer identification number (employer identification number or social security number), certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient not subject to backup withholding, such Non-U.S. Holder must certify as to their non-U.S. status to the applicable withholding agent, generally on the applicable IRS Form W-8 or substitute form. Backup withholding is not an additional federal income tax. Any amounts withheld may be credited against the Holder’s U.S. federal income tax liability and, if withholding results in an overpayment of taxes, a refund may be obtained, provided the appropriate information is furnished to the Internal Revenue Service. Tendering Holders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other nominee holder about the requirements.

Non-U.S. Shareholders. Generally, if a Non-U.S. Holder's sale of Shares pursuant to the Tender Offer is treated as a sale or exchange for U.S. federal income tax purposes pursuant to Section 302(b) of the Code (as discussed above), any gain realized by the Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax, provided that such gain is not effectively connected with a trade or business carried on in the United States by the Non-U.S. Holder. If, however, proceeds of the Tender Offer are treated as ordinary dividends (as described above), such dividends would generally be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable treaty rate). In order to obtain a reduced rate of withholding pursuant to a tax treaty, in general, a Non-U.S. Holder generally must deliver to the applicable withholding agent before the payment a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable substitute form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Tender Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Holder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8ECI or substitute form. Because an applicable withholding agent may not be able to determine if a particular Non-U.S. Holder qualifies for sale or exchange treatment pursuant to Section 302(b) of the Code, such agent may withhold U.S. federal income tax at the applicable rate. If withholding tax is applied, but no or fewer income taxes are actually due (e.g., because the gross proceeds constitute “sale or exchange” proceeds under Section 302(b), as described above) a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld. Non-U.S. Holders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other nominee holder, regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure, if applicable.

FATCA Withholding. Withholding at a rate of 30% will be required on Tender Offer proceeds treated as dividends with respect to Shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the IRS. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Holders are encouraged to consult their tax advisors regarding the possible implications of the legislation to a sale of Shares in the Tender Offer.

THE INFORMATION AND TENDER AGENT
The Company has appointed D.F. King & Co., Inc. to act as Information and Tender Agent for the Tender Offer.
The Company has agreed to pay the Information and Tender Agent reasonable and customary fees for its services and to reimburse the Information and Tender Agent for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Information and Tender Agent for certain liabilities.
We will not pay any fees or commissions to any broker, dealer or other person, other than the Information and Tender Agent, in connection with the solicitation of tenders of Shares pursuant to the Tender Offer.
The Information and Tender Agent and its affiliates may contact Holders regarding the Tender Offer, and may request brokerage houses, custodians, nominees, fiduciaries and others to forward this Offer to Purchase and related documents to Holders.
In the ordinary course of its business, the Information and Tender Agent and its affiliates have engaged and may engage in commercial transactions with the Company.
None of the Information and Tender Agent or its affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company, the Company’s subsidiaries and affiliates or the Shares contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.
The Information and Tender Agent is the agent of the Company and owes no duty to any Holder.

CONTACT INFORMATION
Holders who have questions regarding the Tender Offer or wish to obtain documents, may contact the
Information and Tender Agent at the addresses and facsimile or telephone numbers provided below.
THE COMPANY
Prospect Capital Corporation
10 East 40th Street, 42nd Floor
New York, New York 10016
Telephone: (212) 448-0702
Attention: Investor Relations

Requests for information in relation to the procedures for tendering Shares in the Tender Offer or for additional copies of this Offer to Purchase or related documents should be directed to:
THE INFORMATION AND TENDER AGENT

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attention: Michael Horthman
Banks and Brokers call: (212) 269-5550
Toll Free: (866) 388-7452
Email: psec@dfking.com